NASB Financial, Inc.

                     NEWS RELEASE

Contact:  Keith B. Cox
          President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:  NASB Financial, Inc. Declares Cash
Dividend on Common Stock

Grandview, Missouri (April 22, 2003) - At its board meeting on April 22, 2003, the Board of Directors of NASB Financial, Inc. (NASDAQ:NASB), declared a cash dividend on common stock of $0.17 per share, payable on May 23, 2003, to stockholders of record May 2, 2003.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park and Leawood, Kansas.

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